SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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The Dun & Bradstreet Corporation

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March 24, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, May 4, 2004, at 8:30 a.m. at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter more fully describes the business to be acted upon at the meeting. The Annual Report on Form 10-K for the year ended December 31, 2003 is also enclosed.

Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, shareholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options are available to you.

On behalf of your Board of Directors, thank you for your continued support of D&B.

Sincerely,

ALLAN Z. LOREN
Chairman and Chief Executive Officer

Notice of 2004 Annual Meeting of Shareholders

The 2004 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, May 4, 2004, at 8:30 a.m. at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York. The purpose of the meeting is to:

1.	Elect three Class I directors for a three-year term;

2.	Ratify the appointment of independent auditors; and

3.	Transact such other business as may properly come before the meeting. The Company knows of no other business to be brought before the meeting.

Only shareholders of record at the close of business on March 11, 2004, will be entitled to vote at the meeting.

By Order of the Board of Directors,

DAVID J. LEWINTER
Senior Vice President, General Counsel and Corporate Secretary

Dated: March 24, 2004

i

PROXY STATEMENT

GENERAL INFORMATION

      The Board of Directors of The Dun & Bradstreet Corporation (“D&B” or the “Company”) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 4, 2004. These proxy materials are being mailed to shareholders beginning on or about March 24, 2004. The principal executive offices of D&B are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and the Company’s main telephone number is 973.921.5500.

      On September 30, 2000, the company then known as The Dun & Bradstreet Corporation (“Old D&B”) separated into two publicly traded companies: the “new” Dun & Bradstreet Corporation (i.e., the company to which this Proxy Statement relates) and Moody’s Corporation. The separation of the two companies was accomplished through a tax-free distribution by Old D&B of the shares of Common Stock of the Company (the “Spin-Off”). Old D&B then changed its name to “Moody’s Corporation.” Information included in this Proxy Statement concerning the Company and its management during periods prior to the Spin-Off actually relates to Old D&B and its management.

ANNUAL MEETING ADMISSION

      You will need an admission ticket to enter the Annual Meeting. For shareholders of record, an admission ticket is attached to the proxy card sent to you. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary at the address noted above. Shareholders who do not have admission tickets will be admitted only following verification of ownership at the door.

WHO CAN VOTE

      Shareholders of record at the close of business on March 11, 2004 are eligible to vote at the meeting. As of the close of business on that date, D&B had outstanding 71,481,606 shares of Common Stock.

LIST OF SHAREHOLDERS

      The names of registered shareholders of record entitled to vote at the meeting will be available at the Annual Meeting and, for 10 days prior to the meeting, at the office of the Corporate Secretary of the Company, 103 JFK Parkway, Short Hills, New Jersey.

HOW TO VOTE

      In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth below and can also be found on the enclosed proxy card.

Registered Shareholders

      VOTE BY TELEPHONE. Registered shareholders can vote by calling toll-free 1.800.690.6903. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

      VOTE ON THE INTERNET. The website for registered shareholders to vote on the Internet is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

      VOTE BY MAIL. For registered shareholders choosing to vote by mail, simply indicate your response on your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to The Dun & Bradstreet Corporation, c/o Automatic Data Processing, Inc. (“ADP”), 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Holders

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

REVOCATION OF PROXIES

      A shareholder of record can revoke a proxy at any time before the vote is taken at the meeting by sending written notice of the revocation to the Corporate Secretary of the Company, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions. A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

CONSOLIDATION OF YOUR VOTE

      You will receive only one proxy card for all the shares you hold in your name, in the Employee Stock Purchase Plan and in the D&B Common Stock Fund of the D&B or Moody’s Corporation Profit Participation Plan (collectively, the “PPP”). If you are a current or former employee of the Company who currently has shares in the Employee Stock Purchase Plan or PPP, you are entitled to give voting instructions for the shares held in your account. Your proxy card will serve as a voting instruction card for the plans’ trustees.

      If you do not vote your shares or specify your voting instructions on your proxy card, the plans’ trustees will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of each plan, except as otherwise required by law. To allow sufficient time for voting by the trustees of the plans, your voting instructions must be received by April 28, 2004.

HOUSEHOLDING INFORMATION

      We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders and saves money by reducing our printing costs and fees.

      If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact ADP by calling toll-free at 800.542.1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of future Proxy Statements and Annual Reports, please contact ADP as described above.

      A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROXY SOLICITATION

      Directors, officers and employees of D&B may solicit proxies on behalf of the Company by communicating with shareholders personally or by telephone, facsimile, e-mail, telegraph or mail. D&B also has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $5,000 plus expenses. D&B will pay all expenses related to such solicitations of proxies. D&B and Morrow will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

QUORUM AND VOTING REQUIREMENTS

      D&B’s Bylaws provide that a majority of the shares entitled to vote, whether present in person or represented by proxy, constitute a quorum at meetings of shareholders. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the New York Stock Exchange (“NYSE”) to vote shares without instructions from beneficial owners on routine matters such as the election of directors and the ratification of the selection of independent auditors.

      Election of directors (Proposal No. 1) shall be determined by a plurality of the voting power present in person or represented by proxy at the meeting (i.e., the director nominees receiving the greatest number of votes will be elected). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Thus, shares present at the meeting that are not voted for a particular nominee, shares present by proxy for which the shareholder properly withholds authority to vote for such nominees, and broker “non-votes” will not be counted towards such nominee’s achievement of a plurality.

      Ratification of the selection of independent auditors (Proposal No. 2) shall be determined by the affirmative vote of the majority of the voting power represented at the meeting and entitled to vote on the matter. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting and entitled to vote on such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker “non-votes” are considered present at the meeting but not entitled to vote on such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

SHAREHOLDER ACCOUNT MAINTENANCE

      Our transfer agent is EquiServe Trust Company, N.A. All communications concerning accounts of registered shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling EquiServe’s toll-free number, 800.519.3111 (foreign holders dial 816.843.4299; hearing-impaired holders dial 781.575.2692), or by fax at 781.828.8813. In addition, you can access your account through EquiServe’s website at http://www.equiserve.com.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND COMMITTEE CHARTERS

      The objective of our Board of Directors is to conduct our business activities so as to enhance shareholder value. Our Board of Directors believes that good corporate governance practices support successful business performance and thus the creation of shareholder value. To institutionalize the Board’s view of governance, our Board has adopted Corporate Governance Principles and Charters for each Committee of our Board. We maintain a Corporate Governance website at http://www.dnb.com/us where we make available these documents and other items relating to the governance of the Company, including our Bylaws and Code of Conduct. Copies of these documents may also be obtained upon request to the Company’s Corporate Secretary.

INDEPENDENCE OF THE BOARD AND COMMITTEES

      D&B’s Corporate Governance Principles require that at least two-thirds of the Board of Directors meet the criteria for independence established by the NYSE and other applicable laws. Additionally, all members of the Audit Committee, the Compensation & Benefits Committee and the Board Affairs Committee of the D&B Board of Directors are required to be independent.

      Under the NYSE listing standards, to be considered independent, the Board of Directors must affirmatively determine that a director has no material relationship with D&B (either directly or as a partner, shareholder or officer of an organization that has a relationship with D&B). After considering all relevant facts and circumstances, D&B’s Board of Directors has determined that each of its members, except Allan Z. Loren and Steven W. Alesio, are independent under the NYSE listing standards. It also determined that each member of the Audit Committee, the Compensation & Benefits Committee and the Board Affairs Committee is independent under the NYSE standards.

BOARD MEETINGS

      The Board of Directors of the Company held nine meetings in 2003. No director attended fewer than 75% of the aggregate meetings of the Board and of the Committees of the Board on which he or she served.

      The Chairman of the Board and the Corporate Secretary of the Company draft the agenda for each Board meeting and distribute it in advance of each meeting to the Board. Each Board member is encouraged to suggest items for inclusion on the agenda.

      Information and data that is important to the Board’s understanding of the business and of scheduled agenda items is distributed sufficiently in advance of each Board meeting to give the directors a reasonable opportunity for review. Generally, directors receive Board materials no less than three days in advance of a meeting.

      D&B’s non-management directors meet in regularly scheduled executive sessions without members of management. The Chair of the Board Affairs Committee (the “presiding director”) presides over these executive sessions. The presiding director is currently Michael R. Quinlan.

COMMITTEES AND MEETINGS

      There were three standing committees of the Board of Directors: Audit, Board Affairs and Compensation & Benefits.

      The table below provides the current membership information for each of the Board’s committees.

Name	Audit		Board Affairs		Compensation & Benefits

John W. Alden					X
Ronald L. Kuehn, Jr.	X				X	*
Victor A. Pelson	X	*			X
Sandra E. Peterson			X		X
Michael R. Quinlan			X	*	X
Naomi O. Seligman	X		X
2003 Meetings	11		2		9

          * Committee Chair

      The Audit Committee. Under the terms of its Charter, the Audit Committee’s primary function is to annually appoint the independent auditor and to assist the Board in the oversight of: (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Report of the Audit Committee can be found under the “Audit Committee Information” section of this Proxy Statement.

      All of the members of the Audit Committee are independent within the meaning of SEC regulations and NYSE listing standards. The Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of NYSE regulations.

      D&B’s Board of Directors has reviewed the qualifications and experience of each of the Audit Committee members and determined that Frederic V. Salerno qualified as an “audit committee financial expert” as that term has been defined by the SEC. As noted under the “Election of Directors” section of this Proxy Statement, Mr. Salerno resigned from the D&B Board effective March 16, 2004, and the Company is actively recruiting for another director who qualifies as an “audit committee financial expert.”

      The Board Affairs Committee. Under the terms of its Charter, the Board Affairs Committee’s primary responsibilities include (1) identifying individuals qualified to become Board members, (2) recommending candidates to fill Board vacancies and newly created director positions, (3) recommending whether incumbent directors should be nominated for reelection to the Board upon expiration of their terms, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Board and the Company’s employees, and (5) overseeing the evaluation of the Board.

      In accordance with the Company’s Corporate Governance Principles and its Board Affairs Committee Charter, the Board Affairs Committee oversees the entire process of selection and nomination of Board nominees, including screening candidates for directorships in accordance with the Board approved criteria described below. The Committee, with input from the Chairman of the Board, will identify individuals believed to be qualified to become Board members. The Committee solicits candidates from its current directors and, if deemed appropriate, retains for a fee a recruiting professional to identify and evaluate candidates. The Committee will recommend candidates to the Board to fill new or vacant positions based on such factors as it deems appropriate, including professional experience, personal character, diversity, outside commitments (e.g., service on other Boards) and particular areas of expertise — all in the context of the needs of the Board.

      The Board Affairs Committee will also consider nominees recommended by D&B shareholders. Any shareholder wishing to propose a nominee for consideration by the Board Affairs Committee may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in the Bylaws and summarized under the “Shareholder Proposals for 2005 Annual Meeting” section of this Proxy Statement.

      No individuals were validly proposed for nomination by any shareholders in connection with this Proxy Statement or the 2004 Annual Meeting of Shareholders.

      The Compensation & Benefits Committee. Under the terms of its Charter, the Compensation & Benefits Committee’s primary function is to discharge the Board’s responsibilities relating to compensation of the chief executive officer and other executive officers of the Company. Among other things, the Committee (1) evaluates the chief executive officer’s performance and reviews with the chief executive officer the performance of other executive officers, (2) establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and (3) has oversight responsibility for the administration of the Company’s employee benefits plans. The Report of the Compensation & Benefits Committee can be found in the “Compensation of Executive Officers and Directors” section of this Proxy Statement.

COMMUNICATIONS WITH THE BOARD AND AUDIT COMMITTEE

      D&B has a process in place that permits shareholders and other interested persons to communicate with D&B’s Board of Directors through the presiding director and the Audit Committee through its chair. Detailed instructions can be found on the “Contact the D&B Board” web page under the Corporate Governance section of D&B’s website at http://www.dnb.com/us.

ATTENDANCE AT ANNUAL MEETINGS

      The Company has a policy of director attendance at its Annual Meeting of Shareholders. All directors are expected to attend the 2004 Annual Meeting. All directors attended the 2001 and 2002 Annual Meetings. However, due to a change in the scheduled meeting date, only two directors attended the 2003 Annual Meeting.

SERVICE ON MULTIPLE AUDIT COMMITTEES

      Although the D&B Corporate Governance Principles do not include a pre-determined limitation on the number of other Boards of Directors on which directors of the Company may serve, the Principles prohibit D&B Audit Committee members from taking on more than two other corporate audit committees without the Board’s approval. Any determination by the Board of Directors approving of service on more than two other public company audit committees will be disclosed in the Company’s annual Proxy Statement. No Audit Committee member currently serves on more than one other audit committee.

AUDIT COMMITTEE INFORMATION

REPORT OF THE AUDIT COMMITTEE

      The membership of the Audit Committee fully complies with all current requirements of law and the rules of the SEC and the NYSE. The Audit Committee selects the Company’s independent auditors. Management has the primary responsibility for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles and for ensuring that generally accepted auditing standards are met. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

      Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the SEC.

AUDIT COMMITTEE

Victor A. Pelson, Chairman

Ronald L. Kuehn, Jr.
Frederic V. Salerno
Naomi O. Seligman

March 2, 2004

AUDIT COMMITTEE PRE-APPROVAL POLICY

      In 2003, the Audit Committee of the Board of Directors adopted the D&B Audit Committee Pre-Approval Policy (the “Policy”). In accordance with this Policy, the Audit Committee must pre-approve the engagement terms and fees, and any changes to those terms and fees, of all audit and non-audit services performed by PricewaterhouseCoopers LLP. All pre-approval requests submitted to the Audit Committee are required to be accompanied by detailed backup documentation and an opinion from PricewaterhouseCoopers LLP and D&B’s chief financial officer that the services will not impair auditor independence. The Policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate its authority to one or more of its members, subject to an overall annual limit. Pre-approvals by the delegated member or members must be reported to the Audit Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT AUDITORS

      The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended
	December 31,

	2003	2002

	(In thousands)
Audit Fees(1)	$1,905	$1,975
Audit Related Fees(2)	241	442
Tax Fees(3)	683	1,575
All Other Fees	—	—

Total Fees	$2,829	$3,992

(1)	Consists primarily of fees for services provided in connection with the audit of the Company’s financial statements and review of its quarterly financial statements. Fiscal year 2002 includes $347,000 for work associated with the restatement of the Company’s financial statements.

(2)	Consists primarily of fees for audit of the Company’s employee benefit plans, consultation on financial accounting and reporting standards, and due diligence on acquisitions and dispositions.

(3)	Consists primarily of foreign and domestic tax planning and structuring, and assistance in the preparation and review of the Company’s foreign income tax returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The members of the Board of Directors of D&B are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

      Frederic V. Salerno, a director since 2002, resigned from the Board on March 16, 2004. Mr. Salerno was a member of the Board Affairs and Audit Committees. He resigned in order to reduce the overall number of his Board commitments.

      Upon recommendation of the Board Affairs Committee, the Board of Directors has nominated Mr. John W. Alden, Mr. Allan Z. Loren and Mr. Victor A. Pelson for election as Class I Directors at the 2004 Annual Meeting for a three-year term expiring at the 2007 Annual Meeting of Shareholders.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT THE 2007 ANNUAL MEETING

John W. Alden

Retired Vice Chairman
United Parcel Service, Inc.

John W. Alden, age 62, has served as a director of D&B since December 2002, and is a member of the Compensation & Benefits Committee. Mr. Alden served with United Parcel Service, Inc. (UPS), the largest express package carrier in the world, for 35 years. His most recent role was as vice chairman of the board of UPS from 1996 until his retirement in 2000. Mr. Alden is also a director of the following public companies: Barnes Group, Inc. and Silgan Holdings, Inc.

Allan Z. Loren

Chairman and Chief Executive Officer
The Dun & Bradstreet Corporation

Allan Z. Loren, age 65, has served as chairman and chief executive officer of D&B since October 2000, and as a director since May 2000. Mr. Loren also served as president of D&B from October 2000 to April 2002. Before our separation from Moody’s, Mr. Loren served as chairman and chief executive officer of the Dun & Bradstreet operating company from May 2000 to September 2000. Before joining D&B, Mr. Loren served as executive vice president and chief information officer of the American Express Company from May 1994 to May 2000, and was also a member of that company’s Planning and Policy Committee. Before that, he served as president and chief executive officer of Galileo International from January 1991 to May 1994, and worked at Apple Computer from September 1987 to December 1990, starting as chief information officer and later serving as president of Apple Computer U.S.A. Mr. Loren does not serve on the board of any public companies other than D&B.

Victor A. Pelson

Senior Advisor
UBS Securities LLC

Victor A. Pelson, age 66, has served as a director of D&B since April 1999, and is chairman of the Audit Committee and a member of the Compensation & Benefits Committee. Mr. Pelson has served as senior advisor for UBS Securities LLC, an investment banking firm, and its predecessors since 1996. He was a director and senior advisor of Dillon Read at its merger in 1997 with SBC Warburg. Mr. Pelson was associated with AT&T from 1959 to 1996. At the time of his retirement from AT&T, Mr. Pelson was chairman of global operations and a member of the board of directors. Mr. Pelson is also a director of the following public companies: Eaton Corporation and United Parcel Service.

DIRECTORS WITH TERMS EXPIRING AT THE 2005 ANNUAL MEETING

Steven W. Alesio

President and Chief Operating Officer
The Dun & Bradstreet Corporation

Mr. Alesio, age 49, was named president and chief operating officer of D&B in May 2002, at which time he was also elected to D&B’s board of directors. Prior to that, he served as senior vice president of global marketing, strategy implementation, e-business solutions and Asia-Pacific/ Latin America from July 2001 to April 2002, with additional leadership responsibility for data and operations from February 2001 to April 2002. Mr. Alesio also previously served as D&B’s senior vice president of marketing, technology, communications and strategy implementation from January 2001 to June 2001. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as president and general manager of the business services group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to October 2000. Mr. Alesio does not serve on the board of any public companies other than D&B.

Ronald L. Kuehn, Jr.

Chairman of the Board
El Paso Corporation

Ronald L. Kuehn, Jr., age 68, has served as a director of D&B since 1996, and is chairman of the Compensation & Benefits Committee and a member of the Audit Committee. Mr. Kuehn was appointed as chairman of the board of El Paso Corporation, a diversified energy company, in March 2003, and also served as El Paso’s chief executive officer from March 2003 to September 2003. He previously served as chairman of the board of El Paso from the time its merger with Sonat Inc. in October 1999 until December 31, 2000. Prior to that, Mr. Kuehn was chairman, president and chief executive officer of Sonat Inc. from 1986 through October 1999. In addition to serving on the board of El Paso, Mr. Kuehn is also a director of the following public companies: AmSouth Bancorporation and Praxair, Inc.

Naomi O. Seligman

Senior Partner
Ostriker von Simson

Naomi O. Seligman, age 65, has served as a director of D&B since June 1999, and is a member of the Audit and Board Affairs Committees. Ms. Seligman has been a senior partner at Ostriker von Simson, an IT strategy exchange which unites very large multinational corporations with premier venture capitalists and establishment CEOs, since June 1999. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private-sector institution sponsored by one hundred Chief Information Officers from major corporations, from 1977 to June 1999. Ms. Seligman is also a director of the following public companies: Akamai Technologies, Inc. and Sun Microsystems, Inc.

DIRECTORS WITH TERMS EXPIRING AT THE 2006 ANNUAL MEETING

Sandra E. Peterson

Former Group President of Government
Medco Health Solutions, Inc.

Sandra E. Peterson, age 45, has served as a director of D&B since September 2002, and is a member of the Board Affairs and Compensation & Benefits Committees. Ms. Peterson served as group president of government for Medco Health Solutions, Inc., a pharmacy benefits manager company, from September 2003 until her resignation in February 2004. Prior to that, Ms. Peterson was senior vice president of health businesses from April 2001 through August 2003, senior vice president of marketing for Merck-Medco Managed Care L.L.C. from January 1999 to March 2001, and executive vice president of research and development of RJR Nabisco Holdings Group, Inc., from April 1996 to December 1998. Ms. Peterson is also a director of the following public company: Handleman Company.

Michael R. Quinlan

Chairman Emeritus
McDonald’s Corporation

Michael R. Quinlan, age 59, has served as a director of D&B since 1989, and is chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Quinlan is also the presiding director for the regularly scheduled executive sessions of non-management directors. Mr. Quinlan served as a director of McDonald’s Corporation, a global food service retailer, from 1979 until his retirement in 2002. He was chairman of the board of McDonald’s from March 1990 to May 1999. Mr. Quinlan also served as chief executive officer of McDonald’s from March 1987 through July 1998. Mr. Quinlan is also a director of the following public companies: May Department Stores Company and Warren Resources, Inc.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors of D&B has appointed PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of the Company for the year 2004. Although shareholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent auditors.

      PricewaterhouseCoopers LLP acted as independent auditors for the year 2003. In addition to its audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP also performed statutory audits required by certain international jurisdictions, audited the financial statements of various benefit plans of the Company, and performed certain non-audit services. Fees for these services are described under the “Fees Paid to Independent Auditors” section of this Proxy Statement.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS

      The following table shows the number of shares of the Company’s Common Stock beneficially owned by each of the directors, each of the executive officers named in the Summary Compensation Table located under the “Compensation of Executive Officers and Directors” section of this Proxy Statement (the “named executive officers”), and all present directors and executive officers of D&B as a group, on March 11, 2004. The table also shows the names, addresses and share ownership of the only persons known to D&B to be the beneficial owners (the “Owners”) of more than 5% of the Company’s outstanding Common Stock. This information is based upon information furnished by each such person (or, in the case of the Owners, based upon public filings by such Owners with the SEC). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding on March 11, 2004, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Company’s Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate
	Number of
	Shares		D&B	Percent of
	Beneficially		Stock	Shares
Name	Owned(a)(b)		Units	Outstanding

John W. Alden	9,008		2,941	*
Steven W. Alesio	174,439		0	*
Ronald L. Kuehn, Jr.	28,494		14,147	*
Lawrence M. Kutscher	288		0	*
Allan Z. Loren	1,445,014		0	2.02%
Sara Mathew	11,226		0	*
Amy B. McIntosh	6,916		0	*
Victor A. Pelson	26,436	(c)	8,038	*
Sandra E. Peterson	8,959		3,112	*
Michael R. Quinlan	28,485		11,653	*
Naomi O. Seligman	21,141		3,598	*
All directors and executive officers as a group (20 persons)	1,873,111		44,748	2.68%
Ariel Capital Management, Inc.	4,812,461	(d)	0	6.73%
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601
Davis Selected Advisers L.P.	10,748,828	(e)	0	15.04%
2949 East Elvira Road, Suite 101
Tuscon, Arizona 85706
Harris Associates L.P. and its general partner, Harris Associates Inc.	5,908,261	(f)	0	8.27%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
Harris Associates Investment Trust, 36-4032559 series designated
The Oakmark Select Fund	4,034,900	(g)	0	5.64%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790

*	Represents less than 1% of the Company’s outstanding Common Stock.

(a)	Includes shares of restricted Common Stock as follows: Mr. Alesio, 15,350; Mr. Loren, 39,490; Ms. Mathew, 10,170; Ms. McIntosh, 6,750; Mr. Pelson, 349; Ms. Seligman, 349; and group, 96,688.

(b)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of March 11, 2004, upon the exercise of vested stock options as follows: Mr. Alden, 9,008; Mr. Alesio, 100,000; Mr. Kuehn, 27,767; Mr. Loren, 1,250,000; Mr. Pelson, 23,087; Ms. Peterson, 8,959; Mr. Quinlan, 27,767; Ms. Seligman, 20,587; and group, 1,541,610.

(c)	Includes 3,000 shares as to which Mr. Pelson has shared voting and shared dispositive power.

(d)	Ariel Capital Management, Inc. (“Ariel”), filed an amended Schedule 13G with the SEC on February 13, 2004, on behalf of John W. Rogers, Jr. (“Mr. Rogers”), as chairman and chief executive officer of Ariel. This Schedule 13G reported that Ariel, a registered investment adviser, had sole voting power over 3,584,090 shares and sole dispositive power over 4,753,489 shares. Mr. Rogers disclaims beneficial ownership of all shares held by Ariel.

(e)	Davis Selected Advisers L.P. (“Davis”) filed a Schedule 13G with the SEC on February 11, 2004. This Schedule 13G reported that Davis, a registered investment adviser, had sole voting and dispositive power over 10,748,828 shares. Davis’s percentage of beneficial ownership of outstanding Common Stock exceeds 15% solely as a result of recent share repurchases by D&B reducing the number of shares outstanding, and therefore, has not resulted in Davis becoming an “Acquiring Person” under D&B’s Rights Agreement with EquiServe Trust Company, N.A. See “Item 8. Financial Statements and Supplementary Data — Note 8” in the Company’s Form 10-K for the year ended December 31, 2003 for a discussion of the Rights Agreement.

(f)	Harris Associates L.P. (“Harris”) and its sole general partner, Harris Associates Inc. (“Harris Associates”), jointly filed an amended Schedule 13G with the SEC on February 13, 2004. This Schedule 13G shows that Harris, a registered investment adviser, and Harris Associates each had shared voting power over 5,908,261 shares, sole dispositive power over 1,873,361 shares and shared dispositive power over 4,034,900 shares. Included in the shares beneficially owned by Harris and Harris Associates are 4,034,900 shares also reported as beneficially owned by Harris Associates Investment Trust (“Harris Trust”) (see footnote (g) below). Harris serves as investment adviser to the Harris Trust.

(g)	Harris Trust, 36-4032559 series designated The Oakmark Select Fund (the “Fund”) filed an amended Schedule 13G with the SEC on February 13, 2004. This Schedule 13G shows that the Fund, an investment company, had shared voting and dispositive power over 4,034,900 shares.

FINANCIAL PERFORMANCE COMPARISON GRAPH*

SINCE OCTOBER 3, 2000

      In accordance with SEC rules, the graph below compares the Company’s cumulative total shareholder return against the cumulative total return of the Standard & Poor’s MidCap 400 Index and a published industry index starting on October 3, 2000, the date on which the Company’s Common Stock commenced regular-way trading on the New York Stock Exchange after the September 30, 2000 Spin-Off from Moody’s Corporation (as described in the “General Information” section of this Proxy Statement). As an industry index the Company chose the S&P MidCap Diversified Commercial Services-Specialized Index because it is a subset of the S&P 400 MidCap Index that includes companies that provide business-to-business services.

*	Assumes $100 invested on October 3, 2000, and reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

Overview of Executive Compensation Philosophy and Program

      The Compensation & Benefits Committee has responsibility for establishing the compensation of the Company’s executive officers, including Allan Z. Loren, its chairman and chief executive officer (“Chairman and CEO”). The Committee consists solely of independent directors of the Company, in accordance with NYSE listing standards. The Committee meets regularly to review and administer the executive compensation program to ensure that it continues to support the Company’s Blueprint for Growth strategy.

      The Company’s 2003 executive compensation program was designed to:

•	Attract, motivate and retain top leadership by providing a total compensation opportunity that is competitive with the Company’s market for executive talent;

•	Strengthen the relationship between pay and Company performance and the alignment of executive and shareholder interests; and

•	Reinforce behaviors that are consistent with the Company’s strategy to build a “Winning Culture” in order to drive superior execution of its business plan.

      To meet these objectives, the 2003 compensation program for executive officers consisted of the following four components:

      BASE SALARIES. In setting the executive officers’ base salaries, a variety of factors were considered, including: individual performance, competencies, skills and prior experience; scope of responsibility and accountability within the organization; and pay levels in the compensation comparison group (i.e., a select group of companies in business information and technology services as provided by an independent third-party consulting organization). Companies were selected for the compensation comparison group on the basis that they are representative of organizations that compete with the Company for executive talent and have executive positions similar to those of the Company.

      ANNUAL BONUS PLAN. Through the annual bonus plan, a significant portion of total 2003 cash compensation was “at risk” since payment was based on performance against predetermined annual goals. These goals, or performance measures, for 2003 were set early in the year by the Committee after a detailed review by the Board of Directors of the Company’s 2003 business plan.

      In 2003, the Company’s executive officers’ bonuses were based on four goals. These four goals were apportioned as follows: 50% to Company-wide revenue growth; 30% to growth in earnings per share (“EPS”); 10% to employee satisfaction (an index measured by the Company’s Winning Culture Survey, which gauges employee perspectives in a number of important areas such as leadership, strategy and work environment); and 10% to customer satisfaction (as measured by the Company’s Customer Satisfaction Survey).

      A target level of performance was established for each performance goal, which results in a full bonus payout being earned if the target for the measure was achieved. Achievement below the target results in a smaller or no bonus for that measure; achievement above the target yields a larger bonus up to a maximum of 200% of the full bonus amount tied to that measure.

      Under the Company’s bonus plan, payouts to individual executive officers (other than the Chairman and CEO) and other bonus plan participants are also subject to the Chairman and CEO’s discretionary adjustment of +/-20%. Such adjustments are limited and are based on exceptional individual performance that positively or negatively impacts Company performance.

      In 2003, Company results against the four performance measures that comprise the individual executive officer’s annual bonus were as follows:

•	EPS growth (before non-core gains and charges) of 18%[1], which met the upper range of both the internal target and external guidance of 16% to 18%;

•	Core revenue growth of 4%[2], which, though below the internal target of 6% growth, was at the upper range of external guidance of 1% to 4%; full year results reflected a strong recovery in the second

1.	The Company achieved 2003 reported EPS growth of 23%. See Schedule I to this Proxy Statement for a quantitative reconciliation of reported EPS in accordance with generally accepted accounting principles (“GAAP”) to EPS before non- core gains and charges for the 2003 and 2002 fiscal years. See “Item 1. Business — How We Evaluate Our Performance” in the Company’s Form 10-K for the year ended December 31, 2003 for a discussion of why the Company uses EPS before non-core gains and charges and why management believes this measure provides useful information to investors.

2.	The Company achieved 2003 total revenue growth of 9%. See Schedule II to this Proxy Statement for a quantitative reconciliation of total revenue in accordance with GAAP to core revenue for the 2003 and 2002 fiscal years, as well as the effects of foreign exchange on the 2003 core revenue growth rate. See “Item 1. Business — How We Evaluate Our Performance” in the Company’s Form 10-K for the year ended December 31, 2003 for a discussion of why the Company uses core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

through fourth quarters and a consistent quarter-over-quarter upward trend in revenue growth to 9% by year-end;

•	Employee satisfaction index as measured by the Winning Culture Survey increased 5 percentage points, which was 1 percentage point below the internal improvement target; all 13 dimensions measured in the survey resulted in positive trends ranging from an improvement of 3 to 9 percentage points, and Company-wide employee participation in the survey was at 98%; and

•	Customer satisfaction as measured by the Company’s Customer Satisfaction Survey increased 5 percentage points, which was 4 percentage points below the internal improvement target set by the Committee.

          COMPANY SCORECARD. The Company Scorecard is an important part of the Company’s annual bonus plan; it ensures that the sum of total awards to all bonus plan participants is in line with overall Company results. The Company Scorecard is based on three performance criteria: first, the Company-wide 2003 revenue growth goal; second, 2003 growth in EPS; and third, a qualitative assessment by the Compensation & Benefits Committee of the Company’s overall performance. That assessment includes the Company’s performance against external guidance to shareholders and leadership as evidenced by the Company’s execution of its Blueprint for Growth strategy. Upon review of performance against these criteria, the Committee may increase or decrease the size of the total bonus pool to ensure alignment with overall Company results.

      The Committee’s consideration of Company-wide core revenue growth and EPS growth before non-core gains and charges has already been noted above. In addition to these measures, the Committee also considered the following factors to be important in its overall assessment of Company performance:

•	Net cash from operations of $236 million, which met external guidance of $232 million to $272 million;

•	Delivery of 76% of Company-wide revenue over the Web, which was above external guidance of 70%+;

•	Successful execution of the Company’s acquisition strategy in line with expectations and as evidenced by acquiring Hoover’s in the United States and Datahouse and three real estate information companies in Italy;

•	Enhancement of the current business through successful implementation of the Company’s European strategy, including the formation of a strategic partnership with Bonnier Business Information in the Nordic region to improve both the Company’s global data quality and operating margins;

•	Successful leveraging of the Company’s brand through development and marketplace execution of the Company’s value propositions and continued investment in the Company’s proprietary DUNSRightTM quality process, one of the Company’s key competitive advantages; and

•	Strong leadership in the organization that enabled the Company to focus and deliver on its external commitments for the year, despite a disappointing first quarter.

      Based on the Committee’s review and consideration of all of these results, the total bonus pool for 2003 was set at 105.0% of total target annual bonus opportunities. The sum total of individual bonus recommendations was within the bonus pool set by the Committee and resulted in the specific 2003 compensation awards for executive officers shown in the Summary Compensation Table that follows this report.

          LONG-TERM INCENTIVES. Through the 2003 long-term incentive program, over 50% of the total compensation opportunity provided to executive officers was equity-based (i.e., stock options and restricted stock). This emphasis on equity compensation reflects the Committee’s view that there should be a close alignment between executive officer rewards and shareholder value creation.

          Compensation of the Chairman and Chief Executive Officer

      TOTAL CASH COMPENSATION. Allan Z. Loren, the Company’s Chairman and CEO, received a salary of $700,000 in 2003. Mr. Loren’s salary has remained unchanged since his hire in May 2000. Mr. Loren had a 2003 target annual bonus plan opportunity of 130% of base salary, or $910,000, reflecting an increase of 13% over 2002. Mr. Loren’s target total cash compensation opportunity of $1,610,000 (salary plus target annual bonus opportunity) reflected an increase of 7% over 2002. In the Committee’s view, increasing the “at risk” portion of Mr. Loren’s target total cash compensation opportunity, while holding the salary component constant, was in keeping with the Company’s executive compensation program design principles and pay-for-performance philosophy.

      Mr. Loren’s target annual bonus opportunity was apportioned to the same measures as other executive officers of the Company, namely 50% to revenue growth, 30% to EPS, 10% to improvements in the employee satisfaction index as measured by the Company’s Winning Culture Survey, and 10% to the results of the Company’s Customer Satisfaction Survey. Based on performance against these criteria, Mr. Loren’s calculated bonus was $955,500 or 105.0% of his target annual bonus opportunity. In addition, the Committee awarded Mr. Loren $394,500 for delivery of the Company’s results relative to external guidance and for his leadership as evidenced by the Company’s execution of its Blueprint for Growth strategy. In total, Mr. Loren’s bonus award was $1,350,000 representing 148.4% of his 2003 target annual bonus opportunity.

      LONG-TERM COMPENSATION. Approximately 72% of Mr. Loren’s 2003 target total compensation (i.e., base salary plus annual bonus opportunity plus the value of long-term grants) consisted of equity-based awards. A grant to Mr. Loren of 236,500 stock options and 39,490 restricted stock shares was approved by the Committee effective February 12, 2003, after consideration of performance and pay positioning versus the Company’s compensation comparison group.

          Executive Stock Ownership Guidelines

      The Company has in effect stock ownership guidelines whereby executive officers and other members of senior management are expected to acquire over time a minimum amount of Common Stock. These amounts are 100,000 shares for the Chairman and CEO, 30,000 shares for the leadership team (i.e., senior executives who report directly to the Chairman and CEO or president and chief operating officer), and 5,000 shares for other participants in the program. The establishment of these guidelines is another component of the Company’s efforts to align the interests of executives and shareholders.

          Tax Deductibility

      Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s chairman and chief executive officer or to any of the Company’s four highest paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that deductible under Section 162(m).

          Looking Ahead: Long-term Incentives for 2004

      During 2003, the Company conducted a review of its compensation and benefits programs to ensure that these programs are effectively aligned with the Company’s Blueprint for Growth strategy. As a result of that review, the Company is modifying its long-term incentive plan for 2004 to enhance the plan’s performance basis; motivate and reward superior performance; ensure the Company remains competitive in attracting and retaining key executive talent; align more closely with shareholder interests and value creation over the longer term; and minimizing the dilutive effect of equity-based programs on shareholders.

      Beginning in 2004, stock options will be limited to the senior leadership at the Company, approximately 50 executives worldwide versus approximately 270 in 2003. These senior leaders are focused on the long-term health of the Company and long-term shareholder value creation. Generally, these leaders have the largest revenue or resource accountability in the Company, as well as lead initiatives such as strategy execution, product innovation and delivery, acquisition and development. For this group of senior leaders, the total value of their equity-based compensation will comprise a grant of stock options (50% of the total value) and an opportunity to be awarded a grant of restricted stock (remaining 50% of the total value). The stock option grant will vest over a four year period. With respect to the restricted stock component, initially, the leader will be provided an opportunity to receive an award of restricted stock in the future. That award is fully contingent on performance against the same goals that drive payout of the annual bonus plan (i.e., revenue growth, earnings per share or operating income growth, employee satisfaction, and customer satisfaction). The restricted stock award will be granted, if at all, after the one year performance goal has been met and will then vest over a three-year period.

      Under the Company’s new long-term incentive program for 2004, the named executive officers received a grant of stock options and were provided a restricted stock award opportunity as follows:

		Restricted Stock Award
Name	Stock Option Grant (#)	Opportunity ($)

Allan Z. Loren	161,230	2,750,000
Steven W. Alesio	83,550	1,425,000
Sara Mathew	54,300	926,200
Amy B. McIntosh	14,660	250,000
Lawrence M. Kutscher	19,060	325,000

      In addition to this senior leadership group, approximately 200 leaders worldwide, involved in implementing, executing, and supporting key Blueprint for Growth initiatives will receive equity-based compensation entirely in the form of the restricted stock opportunity, as described above. Again, these leaders will initially be provided an opportunity to receive an award that is fully contingent on performance against the same goals that drive payout of the annual bonus plan. These awards, when and if granted, will vest over a three-year period.

COMPENSATION & BENEFITS COMMITTEE

Ronald L. Kuehn, Jr., Chairman
John W. Alden
Victor A. Pelson
Sandra E. Peterson
Michael R. Quinlan

March 2, 2004

SUMMARY COMPENSATION TABLE FOR LAST THREE FISCAL YEARS (2001-2003)

					Long-term Compensation
					Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)

Allan Z. Loren	2003	700,000	1,350,000	0	1,335,947	236,500	67,420
Chairman and Chief Executive	2002	700,000	975,000	0	0	0	79,854
Officer	2001	700,000	1,275,000	147,275	0	250,000	60,225
Steven W. Alesio(6)	2003	500,000	850,000	0	519,291	97,500	34,005
President and Chief Operating	2002	500,000	560,625	0	0	46,800	30,309
Officer	2001	490,530	495,000	0	960,000	428,200	12,332
Sara Mathew(7)	2003	375,000	315,000	0	344,051	56,500	29,061
Senior Vice President and	2002	375,000	451,000	0	0	0	28,225
Chief Financial Officer	2001	138,021	248,500	165,628	0	175,000	6,136
Amy B. McIntosh(8)	2003	350,000	315,000	0	228,353	37,500	20,369
Senior Vice President — U.S. Risk	2002	204,167	160,960	0	0	70,000	2,500
Management Solutions
Lawrence M. Kutscher(9)	2003	300,000	315,000	0	0	31,400	19,320
Vice President —	2002	300,000	385,000	0	0	0	31,763
E-Business Solutions	2001	137,500	275,000	0	0	130,600	7,013

(1)	The bonus amounts shown were earned with respect to each year indicated and paid in the following year. Mr. Loren’s 2001 bonus amount of $1,275,000 includes the 2002 installment of his sign-on bonus of $700,000, plus a performance-based bonus of $575,000. Ms. Mathew’s 2002 and 2001 bonus amounts each include a sign-on bonus of $100,000. Mr. Kutscher’s 2002 bonus amount includes a sign-on bonus of $200,000.

(2)	The amounts shown for Mr. Loren include: personal use of automobile (2001 — $25,538), temporary housing and relocation allowance (2001 — $67,650) and taxes related to the foregoing (2001 — $54,087). The amounts shown for Ms. Mathew include: temporary housing and relocation allowance (2001 — $98,500) and taxes related to the foregoing (2001 — $67,128).

(3)	Amounts shown represent the dollar value of restricted stock on the date of grant, if any. Mr. Loren’s 2003 restricted stock grant will vest in full on June 1, 2005 or upon his retirement, whichever is earlier. Mr. Alesio’s 2003 restricted stock grant will vest in full on February 12, 2006; furthermore, in the case of certain predefined events, as described in Mr. Alesio’s employment agreement, the vesting of a portion of his restricted stock may be accelerated on a pro rata basis. Mr. Alesio’s 2001 restricted stock vested in full on January 8, 2004. Restricted stock granted in 2003 to Ms. Mathew and McIntosh vests in full on February 12, 2006. The number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 2003 were: Mr. Loren — 39,490 shares ($2,002,538); Mr. Alesio — 55,350 shares ($2,806,799); Ms. Mathew — 10,170 shares ($515,721); Ms. McIntosh — 6,750 shares ($342,293); and Mr. Kutscher — none. The terms of the grant provide for the payment of dividends at the same rate established from time to time for the Common Stock. At present, the Company does not pay dividends on its Common Stock. Mr. Loren’s awards do not include 151,930 shares granted in 2000 which vested fully on May 30, 2003 and which he has retained.

(4)	Amounts shown represent the number of non-qualified stock options granted each year. Limited SARs were granted in tandem with all options awarded to executive officers.

(5)	Amounts shown represent aggregate annual Company contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan (“PPP”) and the Profit Participation Benefit Equalization Plan (“PPBEP”), which plans are open to all U.S. employees of the Company and certain subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company contributions that would have been made to the participants’ PPP accounts but for certain Federal tax laws.

(6)	The 2001 salary for Mr. Alesio represents the amount earned from his date of employment, January 8, 2001.

(7)	The 2001 salary for Ms. Mathew represents the amount earned from her date of employment, August 20, 2001.

(8)	The 2002 salary for Ms. McIntosh represents the amount earned from her date of employment, June 3, 2002.

(9)	The 2001 salary for Mr. Kutscher represents the amount earned from his date of employment, July 16, 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (2003)

	Number of
	Securities	% of Total
	Underlying	Options/SARs	Exercise
	Options/SARs	Granted to	or Base		Grant Date
	Granted	Employees in	Price	Expiration	Present Value
	(#)(1)	Fiscal Year	($/Share)	Date	($)(2)

Allan Z. Loren	236,500	12.78%	34.1650	2/12/2013	2,404,969
Steven W. Alesio	97,500	5.27%	34.1650	2/12/2013	1,061,385
Sara Mathew	56,500	3.05%	34.1650	2/12/2013	615,059
Amy B. McIntosh	37,500	2.03%	34.1650	2/12/2013	408,225
Lawrence M. Kutscher	31,400	1.70%	34.1650	2/12/2013	341,820

(1)	With the exception of Mr. Loren’s grant, all options become exercisable in three equal annual installments commencing on the third anniversary of the grant. With respect to Mr. Loren’s grant, all options become exercisable on June 1, 2005 or upon Mr. Loren’s retirement, whichever is earlier. In the case of certain predefined events, as described in Mr. Alesio’s employment agreement, the vesting of a portion of his options may be accelerated on a pro rata basis.

All option grants were made in tandem with limited SARs. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Common Stock pursuant to a tender or exchange offer not made by the Company. Each limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for Common Stock that is in effect at any time during the 60 days preceding the date upon which the limited SAR is exercised. Limited SARs can be exercised regardless of whether the Company supports or opposes the offer.

(2)	The grant date present value is based on the Black-Scholes option valuation model, which makes the following assumptions: an expected stock-price volatility factor of 30%; a risk-free rate of return of 2.98%; a dividend yield of 0.0%; and a weighted average exercise date of five years for Mr. Alesio, Ms. Mathew, Ms. McIntosh and Mr. Kutscher. The assumptions for Mr. Loren’s grant were: an expected stock-price volatility factor of 30%; a risk-free rate of return of 2.79%; a dividend yield of 0.0%; and a weighted average exercise date of four and one-half years.

These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES (2003)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at Fiscal		Options/SARs at Fiscal
	Acquired on	Value	Year-End (#)		Year-End (1)($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Allan Z. Loren	0	0	1,250,000	486,500	42,512,960	7,550,393
Steven W. Alesio	0	0	0	572,500	0	12,254,522
Sara Mathew	0	0	0	231,500	0	3,841,418
Amy B. McIntosh	0	0	0	107,500	0	1,747,788
Lawrence M. Kutscher	0	0	0	162,000	0	3,050,868

(1)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock of $50.71 on December 31, 2003. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

RETIREMENT BENEFITS

      The following table sets forth the estimated aggregate annual benefits payable under D&B’s Retirement Account Plan, Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”), as in effect during 2003 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits that would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

	Estimated Aggregate Annual Retirement Benefit
	Assuming Final Credited Service of:
Average Final
Compensation	5 years	10 years	15 Years	20 Years	25 Years

$ 450,000	$90,000	$180,000	$225,000	$270,000	$270,000
550,000	110,000	220,000	275,000	330,000	330,000
600,000	120,000	240,000	300,000	360,000	360,000
650,000	130,000	260,000	325,000	390,000	390,000
700,000	140,000	280,000	350,000	420,000	420,000
750,000	150,000	300,000	375,000	450,000	450,000
850,000	170,000	340,000	425,000	510,000	510,000
950,000	190,000	380,000	475,000	570,000	570,000
1,000,000	200,000	400,000	500,000	600,000	600,000
1,100,000	220,000	440,000	550,000	660,000	660,000
1,200,000	240,000	480,000	600,000	720,000	720,000
1,250,000	250,000	500,000	625,000	750,000	750,000
1,300,000	260,000	520,000	650,000	780,000	780,000
1,400,000	280,000	560,000	700,000	840,000	840,000
1,500,000	300,000	600,000	750,000	900,000	900,000
1,600,000	320,000	640,000	800,000	960,000	960,000
1,700,000	340,000	680,000	850,000	1,020,000	1,020,000

      The number of full years of credited service under the plans for Mr. Loren, Mr. Alesio, Ms. Mathew, Ms. McIntosh and Mr. Kutscher are 4, 3, 3, 2 and 3, respectively.

      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table, contained within the “Compensation of Executive Officers and Directors” section of this Proxy Statement, are normally not paid until the year following the year in which they are accrued and expensed. Therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and the current year’s bonuses accrued and included in the Summary Compensation Table are not.

      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. For purposes of determining retirement benefits for Mr. Loren, Mr. Alesio, Ms. Mathew, Ms. McIntosh and Mr. Kutscher, compensation in 2003 was $1,675,000, $1,060,625, $726,000 $510,950, and $485,000, respectively.

      Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last ten consecutive 12-month periods of the member’s credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

      The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on the average yield on 30-year Treasuries, with a minimum compounded annual interest credit rate of 3%.

      The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the preceding table. The SEBP provides maximum benefits after 20 years.

EMPLOYMENT, CHANGE-IN-CONTROL, SEVERANCE, DEFERRAL AND DETRIMENTAL CONDUCT ARRANGEMENTS

Employment Arrangements

      On May 15, 2000, Old D&B entered into an employment agreement with Mr. Loren that was assigned to the Company in connection with the Spin-Off. The agreement was amended in February 2002. The term of the amended employment agreement ends on May 30, 2005. The amended employment agreement provides that Mr. Loren will serve as chief executive officer and chairman of the Board of Directors of the Company through May 30, 2005. It also provides for an annual base salary of $700,000 and sign-on bonuses of $460,400 (paid in January 2001) and $700,000 (paid in January 2002). Mr. Loren is also entitled to an annual bonus if certain performance criteria are attained. The amended employment agreement provides that the target bonus for each fiscal year after 2002 will be the greater of $805,000 or 100% of his annual base salary. Upon the commencement of his employment, Mr. Loren was granted a stock option to purchase 500,000 shares of Old D&B Common Stock and 75,000 shares of Old D&B restricted Common Stock. As of the Spin-Off, the stock option was canceled and replaced with a stock option to purchase 1,012,867 shares of Common Stock of the Company, and the grant of restricted stock was canceled and replaced with a grant of 151,930 shares of restricted Common Stock of the Company. However, if Mr. Loren is terminated by the Company without cause (as defined in the amended employment agreement), terminates his employment for good reason (as defined in the amended employment agreement), dies or becomes disabled, or a change in control of the Company occurs, the stock option and the restricted stock will immediately vest. In addition, if Mr. Loren’s employment is terminated by the Company without cause or Mr. Loren terminates his employment for good reason, Mr. Loren will be entitled to continued payment of his annual base salary until May 30, 2005, and, to the extent not previously paid, his target bonuses for each fiscal year through fiscal year 2005 (prorated for the partial year), but in no event will Mr. Loren receive less than $805,000. Finally, if Mr. Loren is terminated by the Company without cause, terminates his employment for good reason, or dies or becomes disabled, after May 30, 2003 but before May 30, 2005, Mr. Loren will receive a benefit under the Company’s Supplemental Executive Benefit Plan calculated based on five (5) years of service.

      On January 8, 2001, the Company entered into an employment agreement with Mr. Alesio, which began on January 8, 2001, and ended on July 8, 2002. On July 8, 2002, the Company entered into a new employment agreement with Mr. Alesio, which began on July 8, 2002, and ends on July 8, 2005. The new employment agreement provides that Mr. Alesio will serve as president and chief operating officer of the Company as well as a member of the Board of Directors of the Company. It also provides for an annual base salary of $500,000 and an annual bonus if certain performance criteria are attained. The target bonus for each fiscal year will be at least 100% of his annual base salary. The maximum annual bonus for each fiscal year will be at least 200% of his annual base salary. Upon commencement of his employment, Mr. Alesio was granted a stock option to purchase 300,000 shares of D&B Common Stock and 40,000 restricted shares of D&B Common Stock. If Mr. Alesio is terminated by the Company without cause (as defined in the new employment agreement) or terminates his employment for good reason (as defined in the new employment agreement), Mr. Alesio will be entitled to a lump-sum payment equal to the sum of his annual base salary and target annual bonuses through July 8, 2005, an enhanced benefit under the Company’s Supplemental Executive Benefit Plan, special pro rata accelerated vesting of stock options granted to him before 2003, and the immediate vesting of the stock option and restricted stock granted to him in 2003.

Change-in-Control Arrangements

      The executive officers named in the Summary Compensation Table, contained within the “Compensation of Executive Officers and Directors” section of this Proxy Statement, will be provided certain benefits upon actual or constructive termination of employment in the event of a potential change in control or change in control of the Company. If, following a potential change in control or change in control, the executive is terminated other than for cause or by reason of death, disability or normal retirement, or the executive terminates employment for good reason (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the executive shall be entitled to receive: (i) a lump-sum payment equal to three times the sum of salary plus the annual target bonus then in effect; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus the annual target bonus then in effect, but not exceeding $100,000; (v) immediate vesting of certain entitlements; (vi) a prorated annual target bonus for the year in which the change in control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

Severance Arrangements

      The Company has adopted an Executive Transition Plan (“ETP”) that provides severance benefits for the Company’s chief executive officer and other designated executives. The ETP currently provides for the payment of severance benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation and (unless the executive’s employment is terminated by the Company for unsatisfactory performance) the executive’s guideline annual bonus opportunity for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of salary continuation. Salary continuation is payable at the times the executive’s salary would have been paid if employment had not terminated. In addition, the executive will receive continued medical, dental and life insurance benefits during the salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to the termination of employment. The ETP gives the Company’s chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the ETP, other than the chief executive officer; the Compensation & Benefits Committee of the Board of Directors has this discretion with respect to the chief executive officer.

      Executive officers who do not participate in the ETP are eligible for severance benefits under the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. It does not apply to employee terminations in connection with the sale of stock or assets, or an elimination or reduction of operations in connection with an outsourcing or merger (or other combination, spin-off, reorganization or other similar transaction) where an offer of employment at a comparable base salary is made to the employee. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

      Mr. Loren has waived participation in both the ETP and CTP, subject to the provisions of his revised employment agreement with the Company described above. Mr. Alesio’s employment agreement provides for his severance arrangements. All other executive officers named in the Summary Compensation Table, contained within the “Compensation of Executive Officers and Directors” section of this Proxy Statement, currently participate in the CTP.

      Notwithstanding the foregoing, any severance benefits paid to an executive officer above the amounts provided by the ETP or CTP requires the approval of the Compensation & Benefits Committee of the Board of Directors.

Deferral Program

      The Company has a Key Employees’ Nonqualified Deferred Compensation Plan under which executives may defer part of their current salary, annual cash incentive and certain cash-based, long-term incentives to a later date. Under this program, executives have the opportunity to earn tax-deferred appreciation based on the performance of the investment funds offered under the Company’s PPP.

Detrimental Conduct Program

      The Company has a detrimental conduct program under which employees are required to sign an agreement upon receipt of an equity-based award that requires employees to return a portion of the amounts received pursuant to such award if during their employment and for one year thereafter (two years in the case of executive officers), they engage in “detrimental conduct,” which includes working for a competitor, disclosing confidential Company information and acting otherwise than in the interests of the Company.

COMPENSATION OF DIRECTORS

      Only non-employee directors receive compensation for serving on the Board.

      The Company’s non-employee director compensation program consists of equity-based awards and cash, with equity representing at least 75% of total targeted compensation. Each non-employee director receives an annual grant of stock options with a nominal grant value (based on a Black-Scholes methodology) of approximately $80,000 and an annual retainer of $75,000. Of the annual retainer, $40,000 is paid in restricted share units (payable in shares of Common Stock upon vesting) and the balance in cash. Committee chairpersons receive an additional $5,000 annual cash retainers. No separate fees are paid for attendance at Board or Committee meetings. Directors may elect to convert Committee chairperson retainers and the cash portion of their annual retainers into additional restricted share units at a 10% conversion premium or defer such cash amounts in the directors’ deferred compensation plan. In addition, each new non-employee director receives a one-time stock option grant with a nominal grant value of $35,000 upon his or her appointment to the Board.

      Non-employee directors are also provided other benefits by the Company during their tenure as a director as follows: reimbursement for reasonable Company-related travel and other expenses; travel accident insurance when traveling on Company business; and participation in the Company’s charitable matching gift program (up to $4,000 per calendar year).

Director Stock Ownership Guidelines

      Non-employee directors are required to hold no less than 50% of all shares or restricted share units obtained through the non-employee director compensation program throughout their tenure as a director of the Company. The establishment of these guidelines is another component of the Company’s efforts to align the interests of directors and shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires D&B’s officers and directors, and persons who own more than 10% of a registered class of D&B’s equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2003 all Section 16(a) filing requirements applicable to its insiders were complied with, except that, due to administrative oversight on the part of D&B, a Form 4 filing on behalf of Mr. Pelson reporting his semi-annual restricted share unit retainer payment and an award of stock options was filed one day late.

OTHER MATTERS

      D&B knows of no matters, other than those referred to herein, that will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

INFORMATION CONTAINED IN THIS PROXY STATEMENT

      The information under the captions “Report of the Audit Committee” and “Report of the Compensation & Benefits Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these Reports by reference therein.

      The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Shareholder proposals intended to be included in the Company’s Proxy Statement for the Annual Meeting of Shareholders in 2005 must be received by the Corporate Secretary of the Company no later than November 24, 2004. The Company will consider written proposals received by that date in accordance with regulations governing the solicitation of proxies.

      Under the Company’s Bylaws, a shareholder proposal for the 2005 Annual Meeting of Shareholders that is not intended to be included in the Company’s Proxy Statement must be received by the Corporate Secretary of the Company between January 4, 2005 and February 3, 2005.

      For a shareholder seeking to nominate a candidate for D&B’s Board of Directors, the notice must describe various matters regarding the nominee, including name, age, business address and the nominee’s written consent to being named in the Proxy Statement and to serving as a director if elected. For a shareholder seeking to bring other business before a shareholder meeting, such notice must include a description of the proposed business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and other specified matters. In each case, the notice must also include information regarding the proposing shareholder, including the name and address of such shareholder and class and number of shares owned by such shareholder.

      The notice must be given to the Corporate Secretary of the Company, whose address is 103 JFK Parkway, Short Hills, New Jersey 07078. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary or may obtain a copy from the Corporate Governance section of D&B’s website at http://www.dnb.com/us. A copy of the Bylaws is also filed as an exhibit to the Company’s Form 10 filed on June 27, 2000 and is available at the SEC website at www.sec.gov.

March 24, 2004

SCHEDULE I

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED EARNINGS PER SHARE TO EARNINGS PER SHARE BEFORE NON-CORE GAINS AND CHARGES

	For the Year Ended
	December 31,

	2003	2002

Diluted EPS	$2.30	$1.87
Impact of non-core (gains) and charges:
Restructuring costs related to our Financial Flexibility program	.16	.28
Loss on the sale of our High Wycombe, England building	.14	—
Insurance recovery related to the World Trade Center Tragedy	(.06)	—

Diluted EPS before non-core (gains) and charges	$2.54	$2.15

All numbers are rounded to the nearest cent. Therefore, totals may differ from the sum of each line item due to rounding.

SCHEDULE II

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE AND EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH RATE

	For the Year Ended
	December 31,

	2003	2002	Growth Rate

Total revenue	$1,386.4	$1,275.6
Less: Revenue from divested business	3.3	6.1

Core revenue	$1.383.1	$1,269.5	9%

Less: Effect of foreign exchange			5%
Core revenue before effect of foreign exchange			4%

ADMISSION TICKET

The Dun & Bradstreet Corporation

Annual Meeting of Shareholders

May 4, 2004

8:30 a.m.

The Ritz-Carlton New York, Central Park

50 Central Park South

New York, New York

PROXY

THE DUN & BRADSTREET CORPORATION

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders to be held May 4, 2004

The undersigned hereby appoints Allan Z. Loren, Sara Mathew, and David J. Lewinter, or any of them, proxies with full power of substitution to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation (“D&B”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 4, 2004, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation Profit Participation Plan and the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of D&B held by the Trustee under such Plans, as described in the Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

SEE REVERSE
SIDE

EQUISERVE
150 ROYALL STREET
CANTON, MA 02021

Please do not return the proxy card if you are voting over the Internet or by telephone.

The Dun & Bradstreet Corporation

VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE!

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs.

YOUR VOTE IS IMPORTANT! Using the Internet or telephone, you can vote 24 hours a day, 7 days a week. Or, if you prefer, you can return the attached proxy card in the envelope provided.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903 (U.S. and Canadian Shareholders)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to D&B, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DNBRD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D&B
This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the nominees listed and FOR the proposal.
The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.

Vote On Directors

1.	Election of three Class I Directors. Nominees:
01) John W. Alden
02) Allan Z. Loren
03) Victor A. Pelson

		For	Against	Abstain
Vote On Proposal

2.	Ratify the selection of independent auditors.	☐	☐	☐

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date